HOST MARRIOTT ACQUIRES CONTROLLING INTEREST IN
$38.25 MILLION MANHATTAN BEACH RADISSON PLAZA HOTEL

BETHESDA, MD, August 18, 1997--Host Marriott Corporation (NYSE: HMT) today announced that through a joint venture with Interstate Hotels Company (NYSE:
IHC) it has acquired a controlling interest in the Manhattan Beach Radisson Plaza in Manhattan Beach, California. The joint venture purchased the hotel for $38.25 million. Host Marriott will own a 75% interest in the venture. Interstate will own 25% and will remain as manager of the property under a Marriott franchise agreement. The property will immediately be converted to a Marriott.

The property is a 380-room full-service, upscale hotel, and is located three miles south of the Los Angeles International Airport. The hotel is just one mile west of Interstate 405 and two miles east of the Pacific Ocean in South Bay, an area that is home to some of the nation's leading aerospace, engineering, electronics, automotive, airline transportation, energy resources, and consulting firms. The hotel is within walking distance to 2.5 million square feet of office space and is a short drive from an additional 5 million square feet of office space.

The hotel features a nine-hole executive golf course, approximately 21,000 square feet of meeting space, two restaurants, health club facilities, lobby bar, lounge and a four level parking garage. The hotel is expected to report approximately $5.5 million of Earnings Before Interest Expense, Taxes, Depreciation, Amortization, and other non-cash items (EBITDA) for its first twelve months of operations.

Christopher J. Nassetta, Executive Vice President and Chief Operating Officer of Host Marriott stated, "This acquisition represents our second joint venture with Interstate Hotels this year and our second conversion to the Marriott Brand in 1997. It is another example of the advantages of a Host Marriott-Interstate joint venture and of the significant benefits derived from our strategic partnership with Marriott International. We expect to see strong improvements in overall operating results once the hotel is converted to a Marriott."

Mr. Nassetta continued, "This transaction is consistent with our strategy of acquiring high quality assets at attractive valuations. The hotel is in a great location and offers desirable guest amenities, including a nine-hole golf course."

Host Marriott is a lodging real estate company which currently owns or holds controlling interests in 87 upscale and luxury full-service hotel properties operated primarily under the Marriott and Ritz-Carlton brand names. The company also serves as general partner and holds minority interests in various unconsolidated partnerships that own 250 lodging properties, 30 of which are full-service hotels. Additionally, the company recently acquired 29 senior living communities. These communities are managed under the Marriott name.


Certain matters discussed within this news release are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of Host Marriott to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although Host Marriott believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. These risks are detailed from time to time in the company's filings with the Securities and Exchange Commission.

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